UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2013

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	000-54691	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2013, Michael C. Phillips and Ethan J. Hershman, both directors of Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”), notified the Company that each was resigning as a member of the Company’s Board of Directors. Mr. Phillips also notified the Company of his resignation as Co-Chairman of the Board. Mr. Phillips had served as a director and as Co-Chairman of the Board since December 2009. Mr. Phillips’s decision to resign was not the result of any disagreement with the Company. Mr. Hershman joined the Board of Directors in July 2010 and served as a member of the Audit Committee. Mr. Hershman’s decision to resign was not the result of any disagreement with the Company.

On September 6, 2013, the Board elected to decrease the size of the Board from seven members to five members. On September 6, 2013, the Board also appointed Jeffrey S. Edison to serve as sole Chairman of the Board and appointed Paul J. Massey, Jr. to serve as a member of the Audit Committee.

Item 8.01. Other Events

Stockbridge Commons

On September 3, 2013, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 99,473 rentable square feet located on approximately 13.9 acres of land in Fort Mill, South Carolina (“Stockbridge Commons”) for approximately $15.3 million, exclusive of closing costs. A portion of the purchase price consisted of the assumption of a $10.1 million mortgage loan. The Company funded the remainder of the purchase price with proceeds from its ongoing initial public offering. Stockbridge Commons was purchased from Stockbridge Commons Combined Retail Partners, LLC and Stockbridge Commons Combined Retail Partners II, LLC, both Delaware limited liability companies that are not affiliated with the Company, its advisor or its sub-advisor.

Stockbridge Commons is 95.9% leased to 21 tenants, including a Harris Teeter grocery store, which occupies approximately 51.9% of the total rentable square feet of the shopping center. Based on the current condition of Stockbridge Commons, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Stockbridge Commons is adequately insured.

Dyer Crossing

On September 4, 2013, the Company, through a wholly-owned subsidiary, purchased a grocery-anchored shopping center containing 95,085 rentable square feet located on approximately 17.0 acres of land in Dyer, Indiana (“Dyer Crossing”) for $18.5 million, exclusive of closing costs. A portion of the purchase price consisted of the assumption of a $10.7 million mortgage loan. The Company funded the remainder of the purchase price with proceeds from its ongoing initial public offering. Dyer Crossing was purchased from Dyer Retail, LLC, an Indiana limited liability company, which is not affiliated with the Company, its advisor or its sub-advisor.

Dyer Crossing is 93.5% leased to 16 tenants, including a Jewel-Osco grocery store, which occupies approximately 67.6% of the total rentable square feet of the shopping center. Based on the current condition of Dyer Crossing, the Company’s management does not believe that it will be necessary to make significant renovations to the property. The Company’s management believes Dyer Crossing is adequately insured.

Press Release

On September 10, 2013, the Company issued a press release announcing its acquisition of Dyer Crossing and Stockbridge Commons.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits

99.1 Press Release dated September 10, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: September 10, 2013	By:	/s/ R. Mark Addy
R. Mark Addy
Co-President and Chief Operating Officer